                                                                 Exhibit 99.1

Health Management, Inc.
1371-A Abbott Court
Buffalo Grove, Illinois 60089
Tel:     847-913-2700
Fax:     847-913-2715


FOR IMMEDIATE RELEASE


                HEALTH MANAGEMENT, INC. REPORTS RESCHEDULING OF
                 COURT HEARING INVOLVING CLASS ACTION LAWSUIT


Buffalo Grove, IL - November 8, 1996 . . . Health Management, Inc. ("HMI") (NNM:HMIS) announced today that the United States District Court for the Eastern District of New York approved the request of counsel to the plaintiffs and counsel to HMI to reschedule consideration of final approval of the Stipulation of Partial Settlement to December 20, 1996. The Stipulation of Partial Settlement, which relates to the claims against HMI in the consolidated class action lawsuit was executed on September 16, 1996 and received preliminary court approval on September 17, 1996. The attorneys informed the court that they are currently discussing a possible modification to the Stipulation of Settlement.

The Company's Annual Stockholders' Meeting was held on November 6, 1996 in Rosemont, Illinois. At that meeting, the stockholders approved an amendment to the certificate of incorporation to increase the authorized shares to 40,000,000 shares from 21,000,000 shares, including 39,000,000 shares of common stock and 1,000,000 shares of preferred stock. Stockholders also approved the management slate of the Board of Directors, consisting of Andre C. Dimitriadis, W. James Nicol, D. Mark Weinberg and Dr. Timothy J. Triche.

Health Management, Inc. is a national provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payers involved in their care.


For additional information:

At Edelman Financial:
Diane Perry or Joseph Kist (Investors)                 Mark Danes (Media)
212-704-8293 or 212-704-8239                             212-704-4464

At HMI:
Jim Nicol, President and CEO
847-913-2404
Paul Jurewicz, CFO
847-913-2407

                                      -6-